Exhibit 10.27

Supplement to the

Managing Director Employment
Contract

dated 28 June 2012

between

Bruker Daltonik GmbH
Fahrenheitstr. 4
28359 Bremen

- hereinafter referred to as ‘Company’ -

and

Mr. Jürgen Srega
Hohenkampsweg 24f
28355 Bremen

Nachtrag zum

Geschäftsführeranstellungs
vertrag

vom 28. Juni 2012

zwischen

der Bruker Daltonik GmbH
Fahrenheitstr. 4
28359 Bremen

- im Folgenden „Gesellschaft“ genannt -

und

Herrn Jürgen Srega
Hohenkampsweg 24f
28355 Bremen

Preamble

Mr. Srega has been appointed Managing Director of the Company. On 28 June 2012, the Company and Mr. Srega concluded a Managing Director Employment Contract (hereinafter referred to as Managing Director Employment Contract), the provision of which in Section 12 Item 5 states that the employment relationship ends at the end of the month in which the Managing Director reaches the statutory retirement age. The Company and Mr. Srega agree that the Managing Director Employment Contract shall continue beyond this point in time even after the Managing Director has reached the statutory retirement age on 30 April 2020. The following supplement to the Managing Director Employment Contract shall therefore be concluded:

Präambel

Herr Jürgen Srega ist zum Geschäftsführer der Gesellschaft bestellt. Die Gesellschaft und Herr Srega haben am 28. Juni 2012 einen Geschäftsführeranstellungsvertrag (nachfolgend Geschäftsführeranstellungsvertrag) abgeschlossen, ausweislich dessen Regelung in § 12 Nr. 5 das Dienstverhältnis mit Ablauf des Monats endet, in dem der Geschäftsführer das gesetzliche Regelrentenalter erreicht. Die Gesellschaft und Herr Srega sind sich einig, dass der Geschäftsführeranstellungsvertrag auch nach Erreichen des gesetzlichen Regelrentenalters des Geschäftsführers am 30. April 2020 über diesen Zeitpunkt hinaus fortbestehen soll. Es wird daher nachfolgender Nachtrag zum Geschäftsführeranstellungsvertrag abgeschlossen:

Article 1 The Managing Director Employment Contract shall be amended as follows:	Artikel 1 Der Geschäftsführeranstellungsvertrag wird wie folgt angepasst:

(1)           Section 5  (Occupational Pension Scheme, Direct Insurances) shall be deleted in its current form and reworded as follows:

Insofar as this is possible under the provisions of the respective insurer, the Company shall, for the term of the employment contract beyond 30 April 2020, continue the occupational pension commitments of Allianz (relief fund) as well as MetallRente (pension fund) with the contribution payments of EUR 5.500 monthly (relief fund) and EUR 2.846,35 annually (pension fund). The remaining direct commitment of CosmosDirekt, however, expires on 1 November 2019 and shall be paid out by CosmosDirekt to Mr. Srega as a capital payment. There are no other commitments under the occupational pension scheme.

(1)        § 5  (Betriebliche Altersversorgung, Direktversicherungen) entfällt in der bisherigen Fassung und wird wie folgt neu gefasst:

Die Gesellschaft wird, soweit dies nach den Bestimmungen des jeweiligen Versicherers möglich ist, die Zusagen der betrieblichen Altersversorgung bei der Allianz (Unterstützungskasse) sowie die MetallRente (Pensionskasse) mit den Beitragszahlungen in Höhe von EUR 5.500 monatlich (Unterstützungskasse) bzw. EUR 2.846,35 jährlich (Pensionskasse) auch über den 30. April 2020 hinaus für die Laufzeit des Anstellungsvertrages fortführen. Die im Übrigen noch bei der CosmosDirekt bestehende Direktzusage läuft hingegen mit dem 01. November 2019 aus und wird von CosmosDirekt als Kapitalzahlung an Herrn Srega ausgezahlt. Sonstige etwaige Zusagen der betrieblichen Altersversorgung bestehen nicht.

(2)           Section 12 Item 1 (Term of Contract, Termination and Indemnification) shall be reworded as follows in the event that Item 4 is omitted:

1.             This employment contract shall be continued indefinitely beyond 30 April 2020. Both parties have the right to terminate this employment contract by giving twelve months’ notice with effect from the end of the month, whereby a written notice of dismissal shall also

(2)        § 12 Ziffer 1 (Vertragsdauer, Kündigung und Freistellung) wird bei Entfall von Ziffer 4 wie folgt neu gefasst:

1.          Dieser Anstellungsvertrag wird über den 30. April 2020 hinaus unbefristet fortgesetzt. Beide Seiten haben das Recht, diesen Anstellungsvertrag mit einer Frist von zwölf Monaten zum Monatsende ordentlich zu kündigen, wobei auch die schriftliche Mitteilung der Abberufung als ordentliche Kündigung gilt, soweit sich aus der Abberufungsmitteilung nicht etwas anderes

be deemed to be an ordinary termination, unless otherwise stated in the notice of dismissal and unless extraordinary termination is declared.	ergibt und soweit keine außerordentliche Kündigung erklärt wird.

(3)           Section 17  (Miscellaneous) shall be added:

1.             The undersigned Frank Laukien shall make every effort to ensure that Mr. Srega receives an LTI allocation (Long Term Incentive allocation in accordance with the Bruker Equity Award Program) in each of the years 2020 and 2021, which corresponds approximately to twice the value of the LTI allocation in the year 2019. No other LTI allocation has been promised or planned for subsequent years (2022 et seq.). Mr. Srega acknowledges that this commitment by Frank Laukien does not constitute any contractual or other right against the Company or Frank Laukien since the LTI allocations are subject to the respective decision-making autonomy of the competent bodies.

(3)        § 17  (Sonstiges) wird neu eingefügt:

1.          Der Unterzeichner Frank Laukien wird sich dafür einsetzen, dass Herr Srega in den Jahren 2020 und 2021 jeweils eine LTI-Zuteilung (Long Term Incentive-Zuteilung entsprechend dem Bruker Equity Award Programm) erhält, welche in etwa dem doppelten Wert der LTI-Zuteilung aus dem Jahr 2019 entspricht. Darüber hinaus ist für die Folgejahre (2022 ff.) keine LTI-Zuteilung zugesagt, bzw. geplant. Herr Srega anerkennt, dass diese Zusage von Frank Laukien keinerlei vertragliche oder sonstigen Rechte gegen die Gesellschaft oder Frank Laukien begründet, da die LTI-Zuteilungen unter dem Vorbehalt der jeweiligen Entscheidungsautonomie der zuständigen Gremien stehen.

2.             The Company accepts the possibility of Mr. Srega giving up his residence in Bremen and at the same time transferring his principal place of residence to Berlin in order to take up his place of business there. The Company shall not bear or reimburse any relocation costs. However, in accordance with the tax provisions and Section 3 of this employment contract, the Company shall then reimburse Mr Srega the respective costs of any business trips to Bremen (including overnight expenses) to a reasonable extent upon presentation of the relevant receipts

2.          Die Gesellschaft anerkennt die Möglichkeit von Herrn Srega, seinen Wohnsitz in Bremen aufzugeben und gleichzeitig seinen Hauptwohnsitz nach Berlin zu verlagern, um dort seinen Dienstsitz zu nehmen. Etwaige Umzugskosten werden von der Gesellschaft nicht getragen, bzw. erstattet. Jedoch erstattet die Gesellschaft Herrn Srega sodann nach Maßgabe der steuerlichen Bestimmungen sowie § 3 dieses Anstellungsvertrages die jeweiligen Kosten von Dienstreisen nach Bremen (einschließlich Übernachtungskosten) in angemessenem Umfang gegen Vorlage der entsprechenden Belege.

Article 2 All other provisions of the Managing Director Employment Contract shall remain unchanged.	Artikel 2 Alle übrigen Bestimmungen des Geschäftsführeranstellungsvertrages bleiben unverändert.

_______________, _______________	_______________, _______________

Bruker Daltonik GmbH

/s/ FRANK LAUKIEN_______________	/s/ JÜRGEN SREGA ___________
Frank Laukien	Jürgen Srega

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